Filed Pursuant to Rule 424(b)(5)

Registration No. 333-265470

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 16, 2022)

Common Stock

This prospectus supplement supplements the equity distribution agreement prospectus dated July 26, 2024 related to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to the Equity Distribution Agreement, dated July 26, 2024, or the equity distribution agreement, with Citizens JMP Securities, LLC in “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933. As of the date of this prospectus supplement, we have terminated the offer and sale of shares in at the market offerings under the equity distribution agreement prospectus.

As of the date of this prospectus supplement, we had sold an aggregate of 317,772 shares of our common stock under the equity distribution agreement for aggregate gross proceeds of $734,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2025.